UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): April 18, 2014 (April 15, 2014)

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3101 Western Avenue, Suite 600

Seattle, Washington 98121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 15, 2014, Cell Therapeutics, Inc., a Washington corporation (the “Company”) entered into a Manufacturing and Supply Agreement (the “Agreement”) effective March 17, 2014 (the “Effective Date”) with DSM Fine Chemicals Austria Nfg GmbH & Co KG (“DSM”) pursuant to which DSM agreed to manufacture and supply, and the Company agreed to purchase, on a non-exclusive basis, pacritinib drug substance (“Pacritinib”), subject to a maximum amount during any given calendar year.

The Agreement requires the Company to provide to DSM a non-binding, rolling forecast of estimated quantities of Pacritinib to be manufactured and to deliver, from time-to-time, binding firm purchase orders for its purchase of Pacritinib. Although there is a minimum batch order requirement per purchase order, there is no overall minimum quantity required to be ordered during the term of the Agreement. In addition, the Company is responsible for certain cancellation penalty fees, as well as out-of-pocket expenses incurred by DSM with respect to any subsequently canceled orders. Subject to certain exceptions, DSM will pass through costs of raw materials at actual cost with no additional markup.

The Agreement will remain in force until five (5) years from the Effective Date, and will automatically be renewed for successive two (2) year periods unless either party provides advance notice of termination. The parties have bilateral early termination rights upon the occurrence of certain specified events. The Company may also terminate the Agreement upon the occurrence of certain additional specified events, including failure by the Company to obtain and maintain certain regulatory approvals for Pacritinib and in the event the parties are unable to agree on future pricings under certain circumstances.

The foregoing summary of the Agreement contained in this Item 1.01 is intended to summarize the terms of the Agreement that are material to the Company and does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which the Company intends to file with the U.S. Securities and Exchange Commission as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2014 or a future Current Report on Form 8-K, together with a request for confidential treatment of certain terms of the Agreement.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: April 18, 2014	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and
Administration